Exhibit 5.1

Hogan Lovells US LLP 609 Main Street, Suite 4200 Houston, TX 77002 T +1 713 632 1400 F +1 713 632 1401 www.hoganlovells.com

August 8, 2022

Board of Directors

Plus Therapeutics, Inc.

4200 Marathon Blvd., Suite 200

Austin, TX 78756

To the addressee referred to above:

We are acting as counsel to Plus Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the resale of up to 9,500,000 shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”), of which (i) 492,698 shares have been issued to Lincoln Park Capital Fund, LLC (the “Commitment Shares”) and (ii) 9,007,302 shares (the “Purchase Shares”) are reserved for future issuance pursuant to that certain Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC, dated as of August 2, 2022 (the “Purchase Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, and assuming that no Shares will be sold at a price which is less than the Floor Price (as defined in the Purchase Agreement), we are of the opinion that:

(a)	following the effectiveness of the Registration Statement, the Commitment Shares will be validly issued, fully paid, and nonassessable; and

(b)

following (i) effectiveness of the Registration Statement, and (ii) issuance of the Shares pursuant to the terms of the Purchase Agreement and in accordance with the resolutions of the Board of Directors, and (iii) receipt by the Company of the consideration for the Shares specified in the Purchase Agreement, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP